UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 4, 2012

LIBERTY MEDIA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-35294	20-8988475
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Liberty Blvd.
Englewood, Colorado 80112
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (720) 875-5400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

The Company issued 473,665 shares of unregistered, Series C Liberty Capital common stock, par value $.01 per share, in connection with the series of transactions described below.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 4, 2012 (the “Grant Date”), Liberty Media Corporation (the “Company”) effected the transactions described below with respect to certain options relating to shares of Series A Liberty Capital common stock (“LMCA”). In the pending separation of Liberty Spinco, Inc. ("Liberty Spinco") from the Company, the Company's employees will be employed by Liberty Spinco which is expected to have limited amounts of taxable income compared to our Company, which will be the parent of Starz, LLC ("Starz"). The pending separation will result in the loss of the ability to take the compensation deduction against Starz' income in future years. By realizing the compensation deduction in 2012, the Company ensures it will have the benefit of the deduction. The Company also effected these transactions based on the belief that the corporate tax rate will decrease in 2013 and beyond. The Company will benefit from these transactions by realizing the compensation deduction in respect of the affected incentive awards at a potentially higher corporate tax rate than if such deduction were realized in later years.

On the Grant Date, the Company, pursuant to the approval of the Compensation Committee of its Board of Directors, effected the acceleration of each unvested in-the-money option to acquire shares of LMCA held by certain of its and its subsidiaries' officers (collectively, the “Eligible Optionholders”), including named executive officers Gregory B. Maffei, Albert E. Rosenthaler, Christopher W. Shean and Charles Y. Tanabe. Following this acceleration, also on the Grant Date, each Eligible Optionholder exercised, on a net settled basis, substantially all of his or her outstanding in-the-money vested and unvested options to acquire LMCA shares (the “Eligible Options”), and:

•
with respect to each vested Eligible Option, the Company granted the Eligible Optionholder a vested new option with substantially the same terms and conditions as the exercised vested Eligible Option, except that the exercise price for the new option is the closing price per LMCA share, as applicable, on The Nasdaq Global Select Market on the Grant Date; and

•	with respect to each unvested Eligible Option:

◦
the Eligible Optionholder sold to the Company the shares of LMCA received upon exercise of such unvested Eligible Option on the Grant Date for cash equal to the closing price of LMCA on The Nasdaq Global Select Market on the Grant Date;

◦
Each Eligible Optionholder (other than Mr. Maffei, whose purchase of Company common stock is described below) used the proceeds of that sale to purchase from the Company at that price an equal number of restricted LMCA shares, as applicable, which have a vesting schedule identical to that of the exercised unvested Eligible Option; and

◦
the Company granted the Eligible Optionholder an unvested new option, with substantially the same terms and conditions as the exercised unvested Eligible Option, except that (a) the number of shares underlying the new option is equal to the number of shares underlying such exercised unvested Eligible Option less the number of restricted shares purchased from the Company as described above and (b) the exercise price of the new option is the closing price of LMCA on The Nasdaq Global Select Market on the Grant Date.

Similar to other Eligible Optionholders, Mr. Maffei will use the proceeds of the sale described above to purchase from the Company restricted shares that have a vesting schedule identical to that of the exercised, unvested Eligible Options. However, Mr. Maffei will purchase in lieu of LMCA restricted shares a combination of LMCA restricted shares and restricted shares of non-voting Series C Liberty Capital common stock, par value $.01 per share (“LMCC”). The LMCC restricted shares will be unregistered and will constitute “restricted” securities under the United States federal securities laws inasmuch as the LMCC restricted shares are being offered to Mr. Maffei in reliance upon an exemption under Section 4(2) of the Securities Act of 1933, as amended. The LMCC restricted shares are eligible to be exchanged, on a share for share basis, for LMCA restricted shares with the same restrictions and vesting schedule as the LMCC restricted shares on or after the expiration or termination of the waiting period (including any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

For income tax purposes, the exercise of the vested and unvested options will allow the Company to record deductions in 2012 for compensation expenses totaling $358 million. The estimated cash tax benefit of these deductions will be $129 million.

The number of shares and cash amounts received by the Eligible Optionholders upon exercise of their options were determined net of the exercise prices of those options and applicable withholding taxes. The amount required to be paid by the Company to federal and state taxing authorities to satisfy tax withholding obligations attributable to the option exercises is approximately $149 million.

The Company expects that the number of outstanding awards under its incentive plans will not increase as a result of the transactions described above. From a financial reporting perspective, the exercise of the vested and unvested options will have no effect on the Company's statement of operations. The unamortized value of the unvested options, that were exercised, which is estimated to be $37 million, will be expensed over the vesting periods of the restricted shares attributable to the exercise of those options. The grant of new vested options will result in the accrual of incremental compensation expense in the fourth quarter of 2012 estimated at $47 million. The grant of new unvested options will result in compensation expense totaling approximately $150 million, which will be amortized over the vesting periods of those options.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 6, 2012

LIBERTY MEDIA CORPORATION

By:     /s/ Wade Haufschild
Name: Wade Haufschild
Title: Vice President